Exhibit (a)(1)(A)
OFFER LETTER
TO ALL HOLDERS OF UNITS
TO EXCHANGE UNITS FOR SHARES OF COMMON STOCK AND WARRANTS OF
VAPOR CORP.
DECEMBER 11, 2015
THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW UNITS THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JANUARY 13, 2016, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.
THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL TO ALL HOLDERS OF UNITS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF UNITS RESIDING IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH U.S. STATE.
Vapor Corp., a Delaware corporation (the “Company” or “Vapor”) is making an offer, upon the terms and conditions in this Offer Letter and the related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s issued and outstanding Units (the “Units”), each consisting of one-fourth of a share of the Company’s Series A Convertible Preferred Stock (convertible into 10 shares of the Company’s common stock, par value $0.001 per share), and 20 Series A Warrants (each exercisable into one share of the Company’s Common Stock) to exchange during the Offer Period 128 shares of the Company’s common stock (the “Shares”) and warrants (the “Exchange Warrants”) to purchase 64 shares of the Company’s common stock (the “Warrant Shares”), at an exercise price equal to 120% of the closing market price of the Company’s common stock on the Expiration Date for every Unit tendered. The “Offer Period” is the period commencing on December 11, 2015 and ending at 5:00 p.m., Eastern Time, on January 13, 2016, or such later date to which the Company may extend the Offer (the “Expiration Date”).
One of the conditions to consummation of the Offer (which condition may be waived by the Company, in its sole discretion) is that holders of at least 90% of the outstanding Units are tendered in the Offer.
The Company’s common stock has been listed on The NASDAQ Capital Market under the symbol “VPCO” since December 2013. The Units have been listed on The NASDAQ Capital Market under the symbol “VPCOU” since July 30, 2015. On December 10, 2015, the last reported sale prices for the Company’s common stock and the Units were $0.23, and $5.99, respectively.
The Offer is to permit holders of Units to tender Units in exchange for 128 Shares and one Exchange Warrant (exercisable for 64 Warrant Shares) for every Unit tendered. A holder may tender as few or as many Units as the holder elects. No fractional Shares will be issued. Units may only be exchanged for whole Shares and Exchange Warrants. In lieu of issuing fractional Shares, any holder of Units who would otherwise have been entitled to receive fractional Shares will, after aggregating all such fractional Shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a Share multiplied by the last sale price of the Shares on The NASDAQ Capital Market on the last trading day prior to the Expiration Date.
You may tender some or all of your Units on these terms. If you elect to tender Units in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.
If you tender Units, you may withdraw your tendered Units before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Shares and the Exchange Warrants involves a high degree of risk. See Section 12 of this Offer Letter for a discussion of information that you should consider before tendering Units in the Offer.
The Offer will commence on December 11, 2015 (the date the materials relating to the Offer are first sent to the Unit holders) and end on the Expiration Date.
All of the currently outstanding Units are subject to the Offer.
A detailed discussion of the Offer is contained in this Offer Letter. Holders of Units are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.
THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE DEPOSITARY OR THE INFORMATION AGENT (EACH AS DEFINED BELOW) MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER UNITS. EACH HOLDER OF A UNIT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS UNITS.
IMPORTANT PROCEDURES
If you want to tender some or all of your Units, you must do one of the following before the Expiration Date:
•
if your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Units for you, which can typically be done electronically;

•
if you hold Units in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee and any other documents required by the Letter of Transmittal, to Equity Stock Transfer, LLC, the depositary for the Offer (“EST” or the “Depositary”); or

•
if you are an institution participating in The Depository Trust Company (“DTC”), called the “book-entry transfer facility” in this Offer Letter, tender your Units according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Units, but:
•
you cannot comply with the procedure for book-entry transfer; or

•
your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Units if you comply with the guaranteed delivery procedure described in Section 2.
TO TENDER YOUR UNITS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.
NO FRACTIONAL SHARES WILL BE ISSUED. UNITS MAY ONLY BE EXCHANGED FOR WHOLE SHARES AND EXCHANGE WARRANTS. IN LIEU OF ISSUING FRACTIONAL SHARES, ANY HOLDER OF UNITS WHO WOULD OTHERWISE HAVE BEEN ENTITLED TO RECEIVE FRACTIONAL SHARES WILL, AFTER AGGREGATING ALL SUCH FRACTIONAL SHARES OF SUCH HOLDER, BE PAID CASH (WITHOUT INTEREST) IN AN AMOUNT EQUAL TO SUCH FRACTIONAL PART OF A SHARE MULTIPLIED BY THE LEST SALE PRICE OF THE SHARES ON THE NASDAQ CAPITAL MARKET ON THE LAST TRADING DAY PRIOR TO THE EXPIRATION DATE.
UNITS NOT EXCHANGED IN THE OFFER WILL SEPARATE INTO THE SERIES A PREFERRED STOCK AND SERIES A WARRANTS IN ACCORDANCE WITH THEIR TERMS ON JANUARY 23, 2016 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EXCHANGE OF THE UNITS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE.
If you have any questions or need assistance, you should contact Okapi Partners, the Information Agent for the Offer (“Okapi Partners” or the “Information Agent”). You may request additional copies of this Offer Letter, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent, Okapi Partners may be reached at:
Okapi Partners
1212 Avenue of the Americas
24th Floor
New York, NY 10036
Unit holders and banks and brokerage firms, please call:
Toll Free: (877) 629-6355
Main Phone: (212) 297-0720
You may also email your requests to info@okapipartners.com
The address of the Depositary is:
Equity Stock Transfer, LLC
Attention: Reorganization Department
237 W 37th Street, Suite 601
New York, New York 10018

i

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to Vapor Corp. An investment in our Shares involves risks. You should carefully consider the information provided under the heading “Risk Factors” beginning on page 15.
SUMMARY
The Company
Vapor Corp., a Delaware corporation. Our principal executive offices are located at 3001 Griffin Road, Dania Beach, Florida 33312. Our telephone number is (888) 766-5351.
The Units
As of December 4, 2015, the Company had 3,761,657 Series A Units (the “Units”) outstanding. Each Unit consists of one-fourth of a share of the Company’s Series A Convertible Preferred Stock (convertible into 10 Shares), and 20 Series A Warrants (each exercisable into one Share at an exercise price of  $1.24). By their terms, the Units will separate into the Series A Preferred Stock and Series A Warrants in accordance with their terms on January 23, 2016, provided that the Units will separate earlier if at any time the closing price of the Shares is greater than $2.48 per share for 10 consecutive trading days or the Units are delisted.
Market Price of the Shares and the Units
The Company’s common stock has been listed on The NASDAQ Capital Market under the symbol “VPCO” since December 2013. The Units have been listed on the NASDAQ Capital Market under the symbol “VPCOU” since July 30, 2015. On December 10, 2015, the last reported sale prices for the common stock and the Units were $0.23 and $5.99, respectively.
The Offer
Until the Expiration Date, holders can tender Units in exchange for 128 Shares and one Exchange Warrant (exercisable for 64 Warrant Shares). A holder may tender as few or as many Units as the holder elects. Units may only be exchanged for whole Shares and Exchange Warrants. In lieu of issuing fractional Shares, any holder of Units who would otherwise have been entitled to receive fractional Shares will, after aggregating all such fractional Shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a Share multiplied by the last sale price of the Company’s common stock on The NASDAQ Capital Market on the last trading day prior to the Expiration Date. See Section 1., “General Terms.”
Reasons for the Offer
The Offer is being made to all holders of Units. The purpose of the Offer is to (1) preserve the working capital of the Company through the elimination of the potential cash payments related to the Series A Warrants and (2) avoid uncertainty regarding the Company’s capital structure due to volatility in the market price of the Company’s common stock. See Section 5.C., “Background and Purpose of the Offer — Purpose of the Offer.”

Expiration Date of Offer
5:00 p.m., Eastern Time, on January 13, 2016, or such date on which we may extend the Offer. All Units and related paperwork must be received by the Depositary by this time, as instructed herein. See Section 10., “Extensions; Amendments; Conditions; Termination.”
Withdrawal Rights
If you tender your Units and change your mind, you may withdraw your tendered Units at any time until the Expiration Date, as described in greater detail in Section 3. herein. See Section 3., “Withdrawal Rights.”
Conditions of the Offer
The conditions of the Offer are:
1.
no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Units for Shares and Exchange Warrants under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Units for Shares and Exchange Warrants under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Units for Shares and Exchange Warrants under the Offer;

2.
there shall not have occurred:

•
any general suspension of or limitation on trading in securities on The NASDAQ Stock Market, whether or not mandatory,

•
a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,

•
a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

3.
at least 90% of the Units are tendered in the Offer; and

4.
effectiveness with the SEC of our registration statement on Form S-4 with respect to the Shares and the Exchange Warrants.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. See Section 10., “Extensions; Amendments; Conditions; Termination.”
Fractional Shares
No fractional Shares will be issued. Units may only be exchanged for whole Shares and Exchange Warrants. In lieu of issuing fractional Shares, any holder of Units who would otherwise have been entitled to receive fractional Shares will, after aggregating all such fractional Shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a Share multiplied by the last sale price of the Company’s common stock on The NASDAQ Capital Market on the last trading day prior to the Expiration Date. See Section 1.B., “General Terms — Partial Tender Permitted.”
No Board of Directors’ Recommendation
Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees, nor the Depositary or the Information Agent makes any recommendation as to whether to tender Units. You must make your own decision as to whether to tender some or all of your Units. None of the officers or directors held any of the Units. See Section 1.C., “General Terms — Approval of the Offer; No Recommendation; Holder’s Own Decision.”
How to Tender Units
To tender your Units, you must complete the actions described herein under Section 2. before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is Okapi Partners, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036. Unit holders and banks and brokerage firms, please call (212) 297-0720, or toll free (877) 629-6355. You may also email your questions and requests to info@okapipartners.com. See Section 2., “Procedure for Tendering Units.”
Further Information
Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials, in writing, to the Information Agent: Okapi Partners, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036. Unit holders and banks and brokerage firms, please call (212) 297-0720, or toll free (877) 629-6355. You may also email your questions and requests to info@okapipartners.com. See Section 13., “Additional Information; Miscellaneous.”

THE OFFER
Risks of Participating In the Offer
Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12. below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, the Company strongly encourages you to read this Offer Letter in its entirety and review the documents referred to in Sections 8., 9., 12. and 13.
1.
GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer to the holders of Units, to tender Units in exchange for Shares and Exchange Warrants. For every Unit tendered, the holder will receive 128 Shares and one Exchange Warrant (exercisable for 64 Warrant Shares). A holder may tender as few or as many Units as the holder elects. No fractional Shares will be issued. Units may only be exchanged for whole Shares and Exchange Warrants. In lieu of issuing fractional Shares, any holder of Units who would otherwise have been entitled to receive fractional Shares will, after aggregating all such fractional Shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a Share multiplied by the last sale price of the Company’s common stock on The NASDAQ Capital Market on the last trading day prior to the Expiration Date.
Units Not Tendered in the Offer Have the following Equivalent Value:		Units Tendered in the Offer Will Receive:
10 shares of common stock	Warrants to acquire 20 shares of common stock	128 shares of common stock	Warrants to acquire 64 shares of common stock
You may tender some or all of your Units on these terms. If you elect to tender Units in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.
If you tender Units, you may withdraw your tendered Units before the Expiration Date and retain them on their terms by following the instructions herein.
The Offer is made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).
If you tender Units pursuant to the Offer, you will receive unlegended Shares, which will be freely tradable by non-affiliates of the Company, and Exchange Warrants.
A.
Period of Offer

The Offer will only be open for a period beginning on December 11, 2015 and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer.
B.
Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Units pursuant to the terms of the Offer. No fractional Shares will be issued. Units may only be exchanged for whole Shares. In lieu of issuing fractional Shares, any holder of Units who would otherwise have been entitled to receive fractional Shares will, after aggregating all such fractional Shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a Share multiplied by the last sale price of the Company’s common stock on The NASDAQ Capital Market on the last trading day prior to the Expiration Date.

C.
Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER UNITS. EACH HOLDER OF A UNIT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS UNITS.
D.
Extensions of the Offer

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.
2.
PROCEDURE FOR TENDERING UNITS

A.
Proper Tender of Units

To tender Units validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Unit holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.
In the Letter of Transmittal, the tendering Unit holder must: (i) set forth his, her or its name and address; and (ii) set forth the number of Units tendered.
Where Units are tendered by a registered holder of the Units who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”
An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
If the Units are registered in the name of a person other than the signer of the Letter of Transmittal, the Units must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Units, with the signature(s) on the Units or instruments of assignment guaranteed.
A tender of Units pursuant to the procedures described below in this Section 2. will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.
ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND UNITS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.
NO DELIVERIES SHOULD BE MADE TO THE COMPANY OR THE INFORMATION AGENT, AND ANY DOCUMENTS DELIVERED TO THE COMPANY OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY.   The Depositary will establish an account for the Units at DTC for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Units by causing DTC to transfer such Units into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Units may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Units that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.
UNITS HELD IN STREET NAME.   If Units are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Units on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Units on your behalf.
Unless the Units being tendered are delivered to the Depositary by 5:00 p.m., Eastern Time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Issuance of Shares and Exchange Warrants upon tender of Units will be made only against the valid tender of Units.
GUARANTEED DELIVERY.   If you want to tender your Units pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Units, if all the following conditions are met:
(A)
the tender is made by or through an Eligible Institution;

(B)
the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(C)
the Depositary receives, within three NASDAQ Capital Market trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1)
confirmation of receipt of the Units pursuant to the procedure for book-entry transfer as described above, and

(2)
a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the issuance of Shares for Units tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Units, properly completed, duly executed Letter(s) of Transmittal and any other required documents.
B.
Conditions of the Offer

The conditions of the Offer are:
1.
no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Units for Shares and Exchange Warrants under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Units for Shares and Exchange Warrants under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Units for Shares and Exchange Warrants under the Offer;
2.
there shall not have occurred:

•
any general suspension of or limitation on trading in securities on The NASDAQ Capital Market, whether or not mandatory,

•
a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,

•
a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

3.
at least 90% of the Units are tendered in the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Units tendered by a Unit holder in connection with the Offer will be returned to such Unit holder and the Units will separate into the Series A Preferred Stock and Series A Warrants in accordance with their terms on January 23, 2016 (provided that the Units will separate earlier if at any time the closing price of the Shares is greater than $2.48 per share for 10 consecutive trading days or the Units are delisted) and will otherwise remain subject to their original terms.
C.
Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Units will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Units that it determines are not in proper form or reject tenders of Units that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of Units. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.
The tender of Units pursuant to the procedure described above will constitute a binding agreement between the tendering Unit holder and the Company upon the terms and subject to the conditions of the Offer.
D.
Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Units in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if  (i) the Letter of Transmittal is signed by the registered holder of the Unit(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Unit(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.
3.
WITHDRAWAL RIGHTS

Tenders of Units made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Units tendered and tenders of such Units may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Units may also be withdrawn if the Company has not accepted the Units for exchange by the 40th business day after the initial commencement of the Offer.
To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Units for which tenders are to be withdrawn and the number of Units to be withdrawn. If the Units to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Units. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Unit holder). Withdrawal may not be canceled, and Units for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Units for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2. at any time prior to the Expiration Date.
A holder of Units desiring to withdraw tendered Units previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Units. In order to withdraw previously tendered Units, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (i) withdrawing its acceptance through the WARR PTS function, or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.
A holder who tendered his, her or its Units other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Unit holder who tendered the Units being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Units being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Unit tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Unit holder, and notice of withdrawal must be timely received by the Depositary.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.
4.
ACCEPTANCE OF UNITS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, the Company will accept for exchange Units validly tendered as of the Expiration Date. The Shares to be issued will be delivered promptly following the Expiration Date. In all cases, Units will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of the Units through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed copy thereof.
For purposes of the Offer, the Company will be deemed to have accepted for exchange Units that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Unit holder of its non-acceptance prior to the Expiration Date.
If you tender Units pursuant to the Offer, you will receive unlegended Shares, which will be freely tradable by non-affiliates of the Company.

5.
BACKGROUND AND PURPOSE OF THE OFFER

A.
Information Concerning Vapor Corp.

Vapor Corp. (the “Company” or “Vapor”) includes its wholly owned subsidiaries, The Vape Store, Inc. (“Vape Store”), Smoke Anywhere U.S.A., Inc. (“Smoke”), Emagine the Vape Store, LLC (“Emagine”) and IVGI Acquisition.
The Company operates 21 vape stores in the Southeastern United States and online where it sells vaporizers, liquids for vaporizers and e-cigarettes. The Company is a distributor and retailer of vaporizers, e-liquids and electronic cigarettes. The Company operates twenty retail stores and one retail kiosk in the Southeast of the United States of America and is focusing on expanding the number of Company operated stores as well as launching a franchise program. Vapor also designs, markets, and distributes vaporizers, e-liquids, electronic cigarettes and accessories under the Vapor X®, Hookah Stix®, Vaporin™, and Krave®, brands. Vapor also designs and develops private label brands for distribution customers. Third party manufacturers produce Vapor’s products to meet their design specifications.
The Company offers e-liquids, vaporizers, e-cigarettes and related products through our vape stores, online, retail channels through our direct sales force, and through third party wholesalers, retailers and value-added resellers. Retailers of our products include small-box discount retailers, big-box retailers, gas stations, drug stores, convenience stores, and tobacco shops throughout the United States.
The Company’s business strategy is currently focused on a multi-pronged approach to diversify our revenue streams to include the Vape Store brick-and-mortar retail locations which Vaporin had successfully deployed. We are seeing that there is a large consumer demand centered on the vaporizer products and the retention “atmosphere” created by the stores. We are also expanding our web presence and customer direct phone center operations that work closely to drive consumer sales. Our distribution sales continue to be a significant part of our operations and we anticipate regrowth as we have adjusted towards vaporizers in addition to our e-cigarette brands.
The Company’s principal executive offices are located at 3001 Griffin Road, Dania Beach, Florida 33312. The Company’s telephone number is (888) 766-5351.
B.
Establishment of Offer Terms; Approval of the Offer

The Company’s Board of Directors approved the terms of the Offer, including the exchange ratio. The Company’s Board of Directors set the exchange ratio in order to provide the holders of the Units with an incentive to exchange the Units.
C.
Purpose of the Offer

The Offer is being made to all holders of Units. The purpose of the Offer is to (1) preserve the working capital of the Company through the elimination of the potential cash payments related to the Series A Warrants and (2) avoid uncertainty regarding the Company’s capital structure due to volatility in the market price of the Company’s common stock. The Company believes that by allowing holders of Units to exchange Units for 128 Shares and one Exchange Warrant (exercisable for 64 Warrant Shares), the Company can potentially eliminate cash payment obligations, thus providing investors and potential investors with greater certainty as to the Company’s capital structure and future liquidity. The Offer is not made pursuant to a plan to periodically increase a securityholder’s proportionate interest in the assets or earnings and profits of the Company. The Units acquired pursuant to the exchange will be retired and canceled.

D.
Interests of Directors and Officers and the Company

Securities Ownership
The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Vapor Corp., 3001 Griffin Road, Dania Beach, Florida 33312, and the telephone number for each such person is (888) 766-5351.
Name	Position
Jeffrey Holman	Chief Executive Officer and Chairman of the Board
Gregory Brauser	President and Director
Gina Hicks	Chief Financial Officer
Christopher Santi	Chief Operating Officer
William Conway, III	Director
Daniel MacLachlan	Director
Nikhil Raman	Director
The Company does not beneficially own any Units, nor to the Company’s knowledge after reasonable inquiry do any of its officers or directors own any Units.
Securities Transactions
The Company has not engaged in any securities transactions in the 60-day period prior to the date of this Offer Letter.
Except as set forth below in Section 8. hereunder, there are no present plans or proposals by the Company that relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Company’s corporate structure or business; (f) any class of equity security of the Company to be delisted from a national securities exchange; (g) any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; or (i) changes in the Company’s Certificate of Incorporation, as amended, or Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person. The exchange of Units pursuant to the Offer will result in the acquisition by each exchanging holder of 128 Shares and one Exchange Warrant (exercisable for 64 Warrant Shares) for every Unit tendered.
THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES OR THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER ANY UNITS EACH HOLDER OF A UNIT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS UNITS.
6.
PRICE RANGE OF SHARES AND UNITS

The Company’s common stock has been listed on The NASDAQ Capital Market under the symbol “VPCO” since December 2013. The Units have been listed on the NASDAQ Capital Market under the symbol “VPCOU” since July 30, 2015. On December 10, 2015, the last reported sale prices for the common stock and the Units were $0.23 and $5.99, respectively.

The Company recommends that holders obtain current market quotations for the Shares and the Units, among other factors, before deciding whether or not to tender their Units.
	Common Stock*		Units
	High	Low	High	Low
	$	$	$	$
Fiscal 2013	49.25	5.75	N/A	N/A
First Quarter	37.50	5.75	N/A	N/A
Second Quarter	36.00	8.75	N/A	N/A
Third Quarter	31.25	17.50	N/A	N/A
Fourth Quarter	49.25	18.75	N/A	N/A
Fiscal 2014	47.20	5.10	N/A	N/A
First Quarter	47.20	28.15	N/A	N/A
Second Quarter	34.70	24.00	N/A	N/A
Third Quarter	25.50	6.10	N/A	N/A
Fourth Quarter	19.15	5.10	N/A	N/A
Fiscal 2015	7.80	0.20	10.99	5.75
First Quarter	7.80	5.00	N/A	N/A
Second Quarter	5.40	1.60	N/A	N/A
Third Quarter	1.98	0.40	10.99	7.07
Fourth Quarter	0.67	0.20	8.80	5.75

*
The Company effected (1) a 1-for-5 reverse stock split on December 27, 2013, and (2) a 1-for-5 reverse stock split on July 9, 2015.

7.
SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Units for Shares and Exchange Warrants, there is no source of funds or other cash consideration being paid by the Company to those tendering Units. We will use our existing funds to pay expenses associated with the Offer, including cash paid in lieu of fractional Shares for Units tendered in the Offer.
8.
TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Other than as set forth below and as set forth in the Company’s Certificate of Incorporation, as amended, and Bylaws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Company’s outstanding securities.
Registration Rights Agreement
On November 14, 2014, the Company entered into securities purchase agreements with certain accredited investors who are also stockholders of Vaporin providing for the sale of  $1,250,000 in aggregate principal amount of the Company’s senior convertible notes (the “$1,250,000 Senior Convertible Notes”) and common stock purchase warrants to purchase up to an aggregate of 1,136,364 shares of the Company’s common stock, $0.001 par value per share with an exercise price of  $2.00 per share. The terms of the $1,250,000 Senior Convertible Notes included “piggy-back” registration rights with respect to the shares of common stock underlying the $1,250,000 Senior Convertible Notes and warrants.
Issuance of Units
On July 29, 2015, the Company closed the registered offering of 3,761,657 Units at $11.00 per Unit, for gross proceeds of  $41.4 million. Each unit consists of one-fourth of a share of Series A Convertible Preferred Stock and 20 Series A Warrants. Each one-fourth share of Series A Convertible Preferred Stock will be convertible into 10 shares of common stock and each Series A Warrant will be exercisable into one share of common stock at an initial exercise price of  $1.24 per share. The Units will automatically separate into the Series A Convertible Preferred Stock and Series A Warrants on January 23, 2016, provided that the Units will separate earlier if at any time after August 24, 2015, the closing price of Vapor’s common stock is greater than $2.48 per share for 10 consecutive trading days, the Units are delisted, or the Series A Warrants are exercised for cash (solely with respect to the Units that included the exercised Series A Warrants). Net proceeds to the Company, after deducting underwriting commissions and estimated offering expenses, were approximately $38.7 million. The Units are listed on The Nasdaq Capital Market under the ticker symbol “VPCOU.”
Other Agreements
The Company has retained EST to act as the Depositary and Okapi Partners to act as the Information Agent. The Company may contact Unit holders by mail, telephone, facsimile, or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant holders to forward material relating to the offer to beneficial owners. EST and Okapi Partners will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.
9.
FINANCIAL INFORMATION REGARDING THE COMPANY

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and under Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 is incorporated herein by reference and is available for review on the SEC’s website at www.sec.gov and on the Company’s website at www.vapor-corp.com.
The book value of each share of common stock of Vapor Corp. as of September 30, 2015, was $1.38 (calculated using the book value as of September 30, 2015, divided by the number of outstanding shares of common stock as of September 30, 2015).
10.
EXTENSIONS; AMENDMENTS; CONDITIONS; TERMINATION

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.
Amendments to the Offer will be made by written notice thereof to the holders of the Units. Material changes to information previously provided to holders of the Units in this Offer Letter or in documents furnished subsequent thereto will be disseminated to holders of Units. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.
The minimum period during which an Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.
The conditions of the Offer are:
1.
no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Units for Shares and Exchange Warrants under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Units for Shares and Exchange Warrants under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Units for Shares and Exchange Warrants under the Offer;
2.
there shall not have occurred:

•
any general suspension of or limitation on trading in securities on The NASDAQ Capital Market or OTCBB markets, whether or not mandatory,

•
a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,

•
a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; and

3.
at least 90% of the Units are tendered in the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Units tendered by a Unit holder in connection with the Offer shall be returned to such Unit holder, and the Units will separate into the Series A Preferred Stock and Series A Warrants in accordance with their terms on January 23, 2016 (provided that the Units will separate earlier if at any time the closing price of the Shares is greater than $2.48 per share for 10 consecutive trading days or the Units are delisted) and will otherwise remain subject to their original terms.
If you tender your Units, you will be agreeing to subscribe for the Shares and Exchange Warrants issuable pursuant to the Offer, pursuant to the terms and subject to the conditions described herein and in the Letter of Transmittal.
11.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

CIRCULAR 230 DISCLAIMER.   THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH TREASURY DEPARTMENT CIRCULAR 230 (21 C.F.R. PART 10). The following summary is not intended or written to be used, and cannot be used by you, for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code of 1986, as amended (the “Code”), and was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication. You should seek advice based on your particular circumstances from an independent tax advisor.
The following is a summary of the material U.S. federal income tax consequences to holders that own and hold Units as capital assets, within the meaning of Section 1221 of the Code, and that exchange Units for Shares and Exchange Warrants pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our Shares; holders that hold Units as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their Units as compensation for the performance of services; or holders that are not U.S. persons (as defined for U.S. federal income tax purposes). This summary assumes that the Company is not treated as a passive foreign investment company (“PFIC”) for its current taxable year and has not been treated as a PFIC in any prior taxable year for U.S. federal income tax purposes. Moreover, this summary does not address any state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the exchange of Units for Shares and Exchange Warrants pursuant to the Offer or, except as discussed herein, any tax reporting obligations of a holder. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

If an entity treated as a partnership for U.S. federal income tax purposes holds Units, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Units through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Units for Shares and Exchange Warrants pursuant to the Offer.
This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service (“IRS”) or a court, which could affect the tax consequences described herein.
The exchange of Units for Shares pursuant to the Offer should be treated as a “recapitalization” pursuant to which (i) no gain or loss should be recognized on the exchange of Units for Shares and Exchange Warrants, (ii) a holder’s aggregate tax basis in the Shares received in the exchange should equal the holder’s aggregate tax basis in its Units surrendered in exchange therefor (except to the extent of any tax basis allocated to a fractional Share for which a cash payment is received in connection with the Offer), and (iii) a holder’s holding period for the Shares received in the exchange should include its holding period for the surrendered Units. Special tax basis and holding period rules apply to holders that acquired different blocks of Units at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. Any cash received in lieu of a fractional Share pursuant to the Offer should result in gain or loss to a holder equal to the difference between the cash received and the holder’s tax basis in the fractional Share.
Certain of our “significant” holders exchanging Units for Shares and Exchange Warrants pursuant to the Offer may be required to furnish certain information to the IRS, including the fair market value of the holder’s Units exchanged for Shares and Exchange Warrants pursuant to the Offer and certain tax basis information. Holders should consult their tax advisors as to the applicability of these reporting requirements to their particular circumstances.
12.
FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward looking statements included in this report are based on information available to the Company as of the date hereof.
An investment in our Shares and Exchange Warrants involves a high degree of risk. In addition to the risks identified below relating to the Offer, please refer to our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed on November 12, 2015, for a discussion of risks relating to our business and investment in our Shares. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Shares, Exchange Warrants and Units could decline.
There is no guarantee that your decision whether to tender your Units in the Offer will put you in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future following the completion of the Offer. If you choose to tender some or all of your Units in the Offer, certain future events may cause an increase in our Share price and may result in a lower value realized now than you might realize in the future had you not agreed to exchange your Units. Similarly, if you do not tender your Units in the Offer, you will continue to bear the risk of ownership of your Units after the closing of the Offer, and there can be no assurance that you can sell your Units (or exercise the Series A Warrants for Shares) in the future at a higher price than would have been obtained by participating in the Offer or at all. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If the Offer is successful, the liquidity of the market for the Units may be substantially reduced.
If the Offer is successful, the holders of Units who tender their Units will receive Shares that are listed on The NASDAQ Capital Market and Exchange Warrants that are exercisable for Warrant Shares (which will be registered after the Exchange Warrants become exercisable). To the extent the Offer is successful, the market for any remaining Units, which are also listed on The NASDAQ Capital Market, may be substantially reduced.
There is no assurance that a significant number of Units will be tendered in the Offer.
There is no assurance that any significant number of Units will be tendered in the Offer. Moreover, even if a significant number of Units are tendered in the Offer, there is no assurance that the market price of our Shares will increase. The price of our Shares and the decision of any investors to make an equity investment in the Company are based on numerous material factors, of which the obligations related to the Units is only one. Eliminating or significantly reducing our obligations related to the Units will not generate any capital for the Company.
The market price of our Shares will fluctuate, which may adversely affect Unit holders who tender their Units for Shares and Exchange Warrants.
The market price of our Shares will fluctuate between the date the Offer is commenced, the Expiration Date of the Offer and the date on which Shares are issued to tendering Unit holders. Accordingly, the market price of Shares upon settlement of the Offer could be less than the price at which the Shares into which the Units are convertible could be sold. The Company does not intend to re-adjust the exchange ratio of Shares and Exchange Warrants for Units based on any fluctuation in our Share price.
The value of the Shares that you receive may fluctuate.
We are offering Shares and Exchange Warrants for validly tendered Units. The price of our Shares may fluctuate widely in the future. If the market price of our Shares declines, the value of the Shares you will receive in exchange for your Units will decline. The trading value of our Shares could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control. There can be no assurance that tendering your Units will put you in a better financial position than you would be in if you continued to hold your Units following the Expiration Date of the Offer.
Resales of the additional Shares issued pursuant to the Offer may adversely affect the Share price.
Shares issued in the Offer will be freely tradable, unless held by affiliates. In light of the current trading volume of our Shares, if the holders of the Units were to sell a significant portion of the Shares obtained from the Offer, such sales could have a negative impact on the trading price of our Shares.
No rulings or opinions have been received as to the tax consequences of the Offer to holders of Units.
The tax consequences that will result to the Unit holder that participates in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Unit holders must therefore rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, see “Material U.S. Federal Income Tax Consequences.”
13.
ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the Securities and Exchange Commission before making a decision on whether to accept the Offer, including:
1.
Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 31, 2015;

2.
Our definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2015 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014);

3.
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30,2015 and September 30, 2015, filed with the SEC on May 15, 2015, August 14, 2015, and November 16, 2015, respectively;

4.
Our Current Reports on Form 8-K filed with the SEC on January 28, 2015, February 3, 2015, February 26, 2015, March 5, 2015, March 24, 2015, April 2, 2015, April 14, 2015, April 23, 2015, April 28, 2015, May 20, 2015, May 26, 2015, June 9, 2015, June 25, 2015, July 7, 2015, July 28, 2015, July 31, 2015, August 4, 2015, August 6, 2015, August 7, 2015, September 16, 2015, September 18, 2015, October 21, 2015 and November 16, 2015;

5.
The description of the Shares and the Units set forth in our registration statement on Form S-1/A, filed with the SEC on July 23, 2015, including any amendments or reports filed for the purpose of updating this description; and

6.
All documents subsequently filed as with the SEC, between the date of this Offer and the Expiration Date. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K.

The SEC file number for these filings is 000-19001. These filings, and the Company’s other annual, quarterly and current reports, its proxy statements and other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Company’s SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.
Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to:
Vapor Corp.
3001 Griffin Road
Dania Beach, Florida 33312
(888) 766-5351
Attention: Investor Relations
Sincerely,
Vapor Corp.

THE DEPOSITARY FOR THE OFFER IS:
EQUITY STOCK TRANSFER, LLC
BY MAIL, HAND OR OVERNIGHT DELIVERY:
Equity Stock Transfer, LLC
Attention: Reorganization Department
237 W 37th Street, Suite 601
New York, New York 10018
BY FAX:
EQUITY STOCK TRANSFER, LLC
FAX: (646) 201-9006
CONFIRM BY TELEPHONE:
Toll Free: (855) 557-4647
(212) 575-5757
THE INFORMATION AGENT FOR THE OFFER IS:
OKAPI PARTNERS
1212 AVENUE OF THE AMERICAS
24TH FLOOR
NEW YORK, NY 10036
Unit holders and banks and brokerage firms, please call:
Toll Free: (877) 629-6355
Main Phone: (212) 297-0720
You may also email your requests to info@okapipartners.com
ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS, PHONE NUMBER AND EMAIL ADDRESS LISTED ABOVE. REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THE INFORMATION AGENT.